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                                                                      EXHIBIT 21

              LIST OF SUBSIDIARIES OF SAFETY INSURANCE GROUP, INC.


Thomas Black Corporation
Safety Insurance Company, Inc.
Safety Indemnity Insurance Company
RBS, Inc.
Thomas Black Insurance Agency, Inc.